WESTERN MIDSTREAM PARTNERS, LP
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
(Amended and Restated as of February 12, 2026)
Establishment of Plan
Western Midstream Partners, LP, a Delaware master limited partnership (the “Company”) originally adopted this plan known as the “Executive Change in Control Severance Plan” (the “Plan”) effective August 5, 2021 (“Effective Date”). Thereafter, the Plan was amended and restated as of November 1, 2022, and the Plan is hereby amended and restated, as set forth in this document, as of February 12, 2026 (the “Restatement Date”).

From time to time, the Company may explore potential transactions that could result in a Change in Control. The Company believes that, when a Change in Control occurs or is perceived as imminent, the Company should be able to rely on its executives to serve the best interests of the Company and its equityholders, without concern that its executives might be distracted by the personal uncertainties and risks that may be created by a Change in Control or the perception of an imminent Change in Control.

The Company also believes that it is consistent with its employment desires and in the best interests of the Company and its equityholders to provide severance compensation for its eligible executives in the event of a qualifying termination of employment in connection with a Change in Control.

Accordingly, to assure the Company of its executives’ continued attention and dedication and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change in Control, the Plan was originally adopted effective as of the Effective Date and is hereby, most-recently amended and restated as of the Restatement Date.

ARTICLE I

Definitions and Interpretations
SECTION 1.01. Definitions. As used herein, the following words and phrases shall have the following respective meanings.
a.    Accountant. The meaning set forth in Section 4.03(c).
b.    Affiliate. Any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors (or the equivalent) of the controlled entity or organization; or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise. For the avoidance of doubt, each Subsidiary shall also be an Affiliate.
c.    Annual Incentive Plan. The Western Midstream Partners, LP US Incentive Compensation Program (or any successor plan or program thereto) or any other annual incentive program maintained for the benefit of the Participants.
d.    Base Salary. With respect to any Participant, the annual rate of base salary paid by the Company or any Subsidiary or Affiliate, to such Participant (including amounts that such Participant could have received in cash had he or she not elected to contribute to an employee benefit plan or a deferred compensation program maintained by the Company or any Subsidiary or Affiliate), excluding overtime pay, bonuses, employee benefits, all forms of incentive compensation and all other types of compensation and special payments. For purposes of Section 3.02, Base Salary shall mean such Participant’s highest Base Salary in effect at any time during the three-year period preceding the Change in Control or at any time on or after the Change in Control (without regard to any material diminution in such Base Salary giving rise to Good Reason).
e.    Board. The Board of Directors of the Company (which is the board of directors of the General Partner).
f.    Business Combination. Either (i) a merger, consolidation or other reorganization of the Company (or any Subsidiary or Affiliate that was established or employed for purposes of effecting such merger, consolidation or other reorganization) with or into, or the sale of all or substantially all of the Company’s business and/or assets as an entirety to, one or more entities that are not Subsidiaries of the Company or (ii) the sale, transfer or contribution by any Person of any business and/or assets to the Company or its Subsidiaries (other than by the Company or any of its Subsidiaries), in one or a series of transactions, in exchange for equity securities (or securities convertible into equity securities) in the Company or the Ultimate Parent (or, if no Ultimate Parent exists, then the Surviving Entity).
g.    Cause. A Participant’s (i) conviction of any felony or of a misdemeanor involving moral turpitude, (ii) willful failure to perform the Participant’s duties or responsibilities, (iii) engaging in conduct which is injurious (monetarily or otherwise) to the Company or any of its Subsidiaries (including misuse of funds or other property), (iv) engaging in business activities which are in conflict with the business interests of the Company and its Subsidiaries, (v) insubordination, (vi) engaging in conduct which is in violation of any applicable policy or work rule of the Company or its Subsidiaries, (vii) engaging in conduct which is in violation of the Company’s (or its Subsidiaries’) applicable safety rules or standards or which otherwise causes or may cause injury to another employee or any other person, or (viii) engaging in conduct which is in violation of any applicable Code of Business Conduct and Ethics or which is otherwise inappropriate in the office or work environment. For purposes of clause (ii) above, no act or failure to act, on the Participant’s part, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company and its Subsidiaries. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of legal counsel for the Company or its Subsidiaries shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company and its Subsidiaries.
h.    Change in Control. For purposes of the Plan, a “Change in Control” shall mean the occurrence of any of the following events:
i.    any transaction, including, but not limited to, any merger, consolidation, recapitalization, reorganization, acquisition or tender offer in which a Person, other than an Excluded Person, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Voting Securities in the Company or the General Partner (including, in either case, its successor or survivor by way of merger, consolidation or other transaction);
ii.    the limited partners of the Company approve, in one or a series of transactions, a plan of complete liquidation of the Company;
iii.    the sale, transfer or other disposition by the Company of all or substantially all of its assets in one or more transactions;
iv.    (A) any Person, other than an Excluded Person, acquires the right (by contract or otherwise) to appoint a majority of the Board, (B) during any 18-month period, (I) three or more of the five Non-Oxy Directors serving on the Board as of the Restatement Date shall cease for any reason to serve on the Board or (II) two of the three Special Committee Directors serving on the Special Committee as of the Restatement Date shall cease for any reason to serve on the Special Committee (unless replaced by a Qualified Director serving on the Board as of the Restatement Date), excluding in either case any Ordinary Course Departure or (C) the Non-Oxy Directors cease to constitute at least 50% of the Board or the Special Committee Directors cease to constitute at least 50% of the Special Committee;
v.    consummation of a Business Combination, unless as a result of the Business Combination, more than 50% of the outstanding voting power of the outstanding Voting Securities of the Ultimate Parent

(or, if no Ultimate Parent exists, then the Surviving Entity) is, or will be, owned, directly or indirectly, by Excluded Persons;;
vi.    the General Partner is removed by the limited partners of the Company pursuant to the Company’s partnership agreement or the General Partner or an Affiliate of the General Partner ceases to be the sole general partner of the Company; or
vii.    a Covered Transaction.
For the avoidance of doubt, the following shall not, in and of itself, be deemed a Change in Control: (x) except in the case of clause (ii) above, the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company (rather than the consummation or effectiveness of such event or transaction), (y) any acquisition, regardless of amount, of equity interests in the Company by Oxy or its Affiliates (other than a Covered Transaction), or (z) the conversion of the Company to a corporation, limited liability company or other form of entity, such that all of the partnership interests in the Company are converted into common stock (or the equivalent thereof) of such entity; provided that (1) the respective equity holders of the converted entity hold equity interests in the converted entity immediately after the conversion with a value commensurate with the value of the partnership interests that they held in the Company immediately prior to the conversion, (2) the equity holders of the converted entity have the power to elect the directors of such entity on a pro-rata basis, (3) the common stock (or equivalent security) of the converted entity is listed on a national securities exchange and (4) such conversion (or any concurrent or related transaction) would not otherwise constitute a Change in Control under clauses (i), (ii), (iii) and (v) above and under the portion of clause (iv) above regarding changes in the Non-Oxy Directors. Furthermore, for the avoidance of doubt, the failure of any director to serve on the Special Committee following the conversion of the Company to a corporation, limited liability company or other form of entity that does not have a Special Committee shall not constitute a Change in Control under the portion of clause (iv) above regarding changes in the Special Committee Directors.
i.    COBRA. The Consolidated Omnibus Budget Reconciliation Act of 1985.
j.    Code. The Internal Revenue Code of 1986.
k.    Company. The meaning set forth in the preamble to this Plan.
l.    Continued Benefits. The meaning set forth in Section 3.02(a)(iii).

m.    Covered Transaction. Any transaction, including, but not limited to, any merger, consolidation, recapitalization, reorganization, acquisition or tender offer in which Oxy by itself or together with third-party purchasers, in each case individually or collectively, become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of all of the common equity securities in the Company (including, in either case, its successor or survivor by way of merger, consolidation or other transaction), and, as a result of which, the Company’s (or its successor’s) common equity securities cease to be listed on a national securities exchange.
n.    Date of Termination. With respect to any Participant, the date on which such Participant’s employment with the Company and its Affiliates is terminated, without the concurrent or immediate re-employment of such Participant by the Company or one of its Affiliates (or any successor thereto).
o.    Effective Date. The meaning set forth in the preamble to this Plan.
p.    Employee. Provided he or she is employed by the Company or an Affiliate immediately prior to the Protection Period, any individual who is designated on the U.S. dollar payroll of the Company or any Affiliate as a regular full-time employee of the Company or any Subsidiary. Notwithstanding the foregoing, “Employee” excludes:
i.    any individual who is not on the U.S. dollar payroll of the Company or its Subsidiaries for whatever reason, including a worker that the Company or its Subsidiaries considers to be an independent contractor, a leased employee, a contractor or an agency or staffing worker;
ii.    any individual not designated in the payroll records of the Company, or its Subsidiaries, or otherwise not considered by Company or its Subsidiaries, to be a regular full-time employee;
iii.    any interim officer, or temporary or seasonal employee;
iv.    any individual who is a participant in another change in control severance plan or program sponsored by the Company or any Subsidiary, solely to the extent such benefits exceed the benefits provided for under the Plan (it being understood that the severance and benefits under such other plan or program, to the extent applicable and payable to such individual, shall be in lieu of the severance and benefits under the Plan if greater, in the aggregate, than the severance and benefits provided under this Plan);
v.    any individual who is party to an individual written agreement with the Company or any Subsidiary providing for severance benefits

(as defined in that agreement), solely to the extent such benefits exceed the benefits provided for under the Plan; and
vi.    any employee whose employment terms and conditions are governed by a collective bargaining agreement or other agreement with any labor union, works council or other employee representative organization, unless such agreement expressly provides for coverage under the Plan.
q.    ERISA. The Employee Retirement Income Security Act of 1974.
r.    Excise Tax. The meaning set forth in Section 4.03(a).
s.    Exchange Act. The Securities Exchange Act of 1934.
t.    Excluded Person. The Company or Oxy, a Delaware corporation, or any respective Affiliate of the Company or Oxy, a Delaware corporation.
u.    General Partner. Western Midstream Holdings, LLC, the general partner of the Company, and its successors and permitted assigns as the general partner of the Company.
v.    Good Reason. With respect to a Participant, means the occurrence of any of the following conditions, without the Participant’s consent, (i) the Participant’s duties and responsibilities as an employee and officer of the Company are materially and adversely diminished in comparison to the duties and responsibilities enjoyed immediately prior to the commencement of the Protection Period; provided, however, that in a Covered Transaction and with respect to Participants other than the Chief Executive Officer, Chief Financial Officer and General Counsel (or the equivalent positions), the mere cessation of the Company’s listing on a national securities exchange, or reporting obligations under the Exchange Act, shall not be understood to materially diminish a Participant’s duties or responsibilities, (ii) the Participant’s base salary is materially reduced in comparison to the base salary enjoyed immediately prior to the commencement of the Protection Period, (iii) the aggregate value of the sum of the Participant’s base salary, target annual bonus and annual long-term incentive compensation opportunity is materially reduced in comparison to the aggregate value of the Participant’s base salary, target annual bonus and annual long-term incentive compensation opportunity immediately prior to the commencement of the Protection Period, (iv) the Participant is required to be based at a Company work location more than 50 miles from the primary Company work location where the Participant was based and performed services immediately prior to the commencement of the Protection Period, or (v) in connection with a Change in Control, the failure by the Surviving Entity or the Ultimate Parent to assume the Plan; provided, however, that a termination of employment for Good Reason shall not be effective unless the Participant provides notice to the Plan Administrator at the address set forth in Section 8.02 of the existence of one or more of the foregoing conditions within 80 days following the initial existence of the condition(s), such condition(s) remains uncorrected for 30 days after receipt of such notice by the

Plan Administrator and the date of the Participant’s termination of employment occurs within 120 days after the initial existence of such condition(s).
w.    Non-Oxy Directors. (i) The directors serving on the Board as of the Restatement Date who are not officers or employees of Oxy and (ii) directors serving on the Board who are Qualified Directors and who commence service on the Board after the Restatement Date.
x.    Ordinary Course Departure. Means a resignation or separation of service from the Board (i) due to death or disability or (ii) for reasons which, in the good faith determination of at least two-thirds (2/3) of the remaining Non-Oxy Directors at such time, are of an ordinary course nature and are not at the express or implicit request of the General Partner or its Affiliates.
y.    Other Source. The meaning set forth in Section 3.03(c).
z.    Oxy. Occidental Petroleum Corporation and its Affiliates, excluding the Company and its Subsidiaries.
aa.    Participant. A Tier I Employee, Tier II Employee, or Tier III Employee, as applicable, unless otherwise designated by the Plan Administrator pursuant to Section 2.02.
bb.    Payments. The meaning set forth in Section 4.03(a).
cc.    Person. Any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.
dd.    Plan. This Western Midstream Partners, LP Executive Change in Control Severance Plan, as it may be amended or modified from time to time.
ee.    Plan Administrator. The Board or any committee thereof that the Board shall appoint.
ff.    Protection Period. The period commencing on the date 180 days prior to the consummation of a Change in Control and ending on the second anniversary of the date of a Change in Control; provided, however, that for the purposes of any Change in Control arising from an occurrence described in clause (iv)(B) or (iv)(C) of the definition of Change in Control, the “Protection Period” shall be the period commencing upon the occurrence of such event.
gg.    Qualified Director. A person (i) who is eligible to serve on the Special Committee, (ii) who does not own any outstanding common stock in Oxy or securities convertible into common stock in Oxy, (iii) who is not an officer, director or an employee of a Person who owns 5% or more of the outstanding common stock of Oxy or securities convertible into the common stock of Oxy and (iv) who was serving as a Non-Oxy Director as of the Restatement Date or whose appointment or election is approved or recommended by the vote of at least two-thirds (2/3) of the directors in office at the time of such approval or recommendation who are not officers, directors or employees of Oxy; provided, however, that upon any conversion of the Company to a corporation, limited liability company or other form of entity that does not have a Special Committee, clause (i) in this definition of “Qualified Director” shall be replaced with the following “(i) who meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the United States Securities and Exchange Commission thereunder and by the national securities exchange on which the common stock (or equivalent security) of the converted entity is listed or admitted to trading”.
hh.    Release Agreement. The meaning set forth in Section 3.02(c).
ii.    Release Condition. The meaning set forth in Section 3.02(c).
jj.    Restatement Date. The meaning set forth in the preamble to this Plan.
kk.    Restricted Business. Means the business of: (i) gathering, compressing, treating, processing and transporting natural gas; (ii) gathering, stabilizing, and transporting condensate, natural gas liquids or crude oil; (iii) gathering and disposing of produced water; or (iv) any other business in which the Company or its Subsidiaries was engaged, in any Restricted Territory, at the Date of Termination, or at any time within the 24-month period prior to, the Date of Termination. Notwithstanding the forgoing, “Restricted Business” shall not include any business that the Company (A) is not engaged in, or (B) has not taken definitive steps toward initiating, as of the Date of Termination.
ll.    Restricted Territory. Means each county or similar geographic subdivision in which the Company (i) conducts business, or (ii) has taken definitive steps toward conducting business (including by having executed an agreement or letter of intent to acquire a business or assets, or through Board approval of capital expenditures), in each case as of the Date of Termination.
mm.    Separation Benefits. The payments and benefits due pursuant to Section 3.02(a).
nn.    Special Committee. Has the meaning ascribed to such term in the Company’s partnership agreement.
oo.    Special Committee Directors. (i) The directors serving on the Special Committee as of the Restatement Date and (ii) directors serving on the Special Committee who are Qualified Directors and who commence service on the Special Committee after the Restatement Date.

pp.    Specified Employee. A “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined under the Company’s established methodology for determining specified employees.
qq.    Subsidiary. Any entity in which the Company, directly or indirectly, holds a majority of the voting power of such entity’s outstanding shares of capital stock or other voting interests, as applicable.
rr.    Surviving Entity. The surviving or resulting entity of the Company immediately after a Business Combination.
ss.    Target Bonus. The Participant’s annual target bonus opportunity under the applicable Annual Incentive Plan for the year in which the Date of Termination occurs, without regard to any material diminution in such bonus opportunity giving rise to Good Reason; provided, however, if the annual target bonus opportunity has not been established for the Participant for the year in which the Date of Termination occurs, the Target Bonus shall be based on the annual target bonus opportunity under the applicable Annual Incentive Plan for the year prior to the year in which the Date of Termination occurs, without regard to any material diminution in such bonus opportunity giving rise to Good Reason.
tt.    Tier I Employee. An Employee who is, immediately prior to the Protection Period, the Chief Executive Officer of the Company.
uu.    Tier II Employee. An Employee who is, immediately prior to the Protection Period, in the position of Senior Vice President or above (excluding the Tier I Employee).
vv.    Tier III Employee. An Employee who is, immediately prior to the Protection Period, in the position of Vice President or above (excluding the Tier I Employee and any Tier II Employee).
ww.    Ultimate Parent. The ultimate parent of the Surviving Entity immediately after a Business Combination. As long as the Company is organized as a limited partnership, the Ultimate Parent of the Company shall be the entity that directly owns more than 50% of the general partner interest in the Company.
xx.    Voting Securities. Any securities or interest which at present or upon conversion entitle the owner or holder thereof to vote for the election of directors, or equivalent legal body, of a company.
yy.    WARN Act. As applicable, the Worker Adjustment and Retraining Notification Act and any other similar U.S. Federal, state or other applicable law mandating the provision of notice to employees prior to termination of employment.

SECTION 1.02. Interpretations. Pronouns and other words of gender shall be read as gender-neutral. Words importing the singular only shall include the plural and vice versa. The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to any statute shall be deemed to refer to such statute as may be amended from time to time and any rules, regulations other authoritative guidance promulgated thereunder by the appropriate governmental authority. References to a Person are also to its permitted successors and assigns (including, with respect to the Company, any successor or assignee to the Company’s business or assets who becomes bound by the Plan pursuant to Article VIII).
ARTICLE II

Eligibility
SECTION 2.01. Participation. Each Tier I Employee, Tier II Employee, and Tier III Employee shall be a Participant.
SECTION 2.02. Duration of Participation. A Participant shall cease to be a Participant upon the earliest to occur of the following: he or she (a) is no longer an Employee as defined herein or (b) ceases to hold a position that qualifies him or her as a Tier I Employee, Tier II Employee, or Tier III Employee; provided, however, that in no event shall a cessation of participation under this Section 2.02 be effective earlier than 90 days following the individual’s change to an ineligible position. Notwithstanding the foregoing, a Participant who is entitled, as a result of ceasing to be an Employee, to payment of Separation Benefits or any other amounts due under the Plan shall remain a Participant until all such Separation Benefits have been paid to the Participant.
ARTICLE III

Separation Benefits
SECTION 3.01. Termination of Employment.
a.    Terminations That Give Rise to Separation Benefits Under This Plan. If, during the Protection Period, a Participant’s employment with the Company or any Subsidiary is terminated for either of the following reasons, the Participant shall be eligible to receive Separation Benefits under the Plan:
i.    a termination by the Company or any Subsidiary without Cause; or
ii.    a termination by the Participant for Good Reason.

b.    Terminations That Do Not Give Rise to Separation Benefits Under This Plan. If a Participant’s employment with the Company or any Subsidiary is terminated for any of the following reasons, the Participant shall not be entitled to Separation Benefits under the Plan, regardless of the occurrence of a Change in Control:
i.    a termination by the Company or any Subsidiary for Cause;
ii.    a termination from the Company or any Subsidiary as a result of the Participant’s inability to perform the essential functions of his or her position with or without a reasonable accommodation that is required by law;
iii.    the death of the Participant;
iv.    a termination by the Participant due to retirement; provided that a termination that otherwise meets the requirements of clause (i) or (ii) of Section 3.01(a) shall not be deemed to be a retirement for purposes of this Section 3.01(b);
v.    the voluntary termination by the Participant without Good Reason; or
vi.    any termination that does not occur during the Protection Period.
For the avoidance of doubt, a Participant will not be deemed to have a termination of employment entitling the Participant to Separation Benefits if such Participant’s employment is transferred (A) between the Company and any Subsidiary or (B) between any Subsidiary and any other Subsidiary.
SECTION 3.02. Separation Benefits.
a.    Post-Change in Control Separation Benefits. If a Participant incurs a termination of employment described in Section 3.01(a) on or after a Change in Control and satisfies the Release Condition, then the Company shall pay or provide, or cause to be paid or provided, the following:
i.    Cash Severance:
A.    Tier I Employee: An amount equal to 2.99 times the sum of (A) Base Salary and (B) Target Bonus;
B.    Tier II Employee: An amount equal to 2.0 times the sum of (A) Base Salary and (B) Target Bonus; or

C.    Tier III Employee: An amount equal to 1.5 times the sum of (A) Base Salary and (B) Target Bonus;
in each case, payable as a lump sum within 60 days following the Date of Termination;
ii.    Pro Rata Bonus: A pro rata portion of the Participant’s annual bonus under the Annual Incentive Plan in respect of the year in which the Date of Termination occurs (determined by multiplying (A) the greater of (I) Target Bonus and (II) the amount of such bonus that would have been due for the full year based on actual results for such year, had the Participant remained employed through the payment date (provided that, if such termination occurs in the year of the Change in Control, the amount applied in this clause (II) shall, if greater, equal the amount of such bonus calculated by the Plan Administrator (composed of such members serving as of a date prior to the Change in Control) prior to the Change in Control on the basis of projected performance as of the last day of the quarter preceding the date of the Change in Control) by (B) a fraction, the numerator of which is the number of days between (and inclusive of) the first day of the applicable Annual Incentive Plan year and the Date of Termination, and the denominator of which is the total number of days in the applicable Annual Incentive Plan year), such prorated bonus to be payable at the same time bonuses under the Annual Incentive Plan are paid to other senior executives of the Company (and in all events no later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs);
iii.    Welfare Benefits: Until the second anniversary of the Date of Termination, the Company shall maintain in full force and effect the basic life, medical and dental plans in which the Participant (and, as applicable, the Participant’s eligible dependents) were participating immediately prior to the Date of Termination, and shall permit or otherwise allow the Participant (and, as applicable, the Participant’s eligible dependents) to continue participation in such plans through the conclusion of such two-year period, at the same rates and levels in accordance with the terms of such plans (the “Continued Benefits”), subject to the following:
A.    The Participant’s continued participation must be possible under the general terms and provisions of such plans, or as such plans may be amended in a commercially reasonable manner to effect such continued participation, including pursuant to subsidized COBRA coverage during the portion of such two-year period in which COBRA coverage is effective; provided that nothing in this Section 3.02(a)(iii) shall be construed to extend the period of COBRA coverage eligibility;
B.    If the Participant’s continued participation in any such plan is barred due to the eligibility and participation requirements of such plan as then in effect or applicable tax regulations, the Company shall arrange to provide benefits substantially similar to those to which the Participant was entitled to receive under such plan prior to the Date of Termination, and in such event, appropriate adjustments shall be made so that the after-tax value thereof to the Participant is similar to the after-tax value of the benefit plan in which participation is barred; and
C.    The Continued Benefits shall be subject to the application of any Medicare or other coordination of benefits provisions under the applicable medical or welfare benefit plan.
iv.    Long-Term Incentive Awards: If upon the Date of Termination, the Participant holds any outstanding awards granted under any equity plan maintained by the Company or its Affiliates, including stock options, restricted stock units, performance units, and any other unit-based awards, all such awards shall become fully vested, exercisable, and payable upon such Date of Termination, with such awards to be payable within 60 days following such Date of Termination (or, if later, within 60 days following the lapse of the substantial risk of forfeiture with respect to such award) or exercisable in the case of stock options for the post-termination exercise period set forth in such stock option agreement (which shall not be less than 90 days following the Date of Termination, or the remaining exercise period stated in the option award agreement, whichever is shorter) and the achievement of any performance conditions determined as follows:
A.    With respect to any performance-based awards granted to the Participant prior to the date of the Change in Control, the performance-vesting condition of such award shall be deemed earned at the greater of (1) target performance and (2) actual performance (with any total shareholder return condition measured as of the effective date of the Change in Control and any other performance condition measured as of the last day of the quarter preceding the date of the Change in Control), as certified by the Plan Administrator, composed of such members serving as of a date prior to the Change in Control; and
B.    With respect to any performance-based awards granted to the Participant on or after the date of the Change in Control, the performance-vesting condition of such award shall be deemed earned at the greater of (1) target performance; and (2) actual performance as of the Date of Termination, as certified by the compensation committee of the board of directors (or other governing body) of the Ultimate Parent (or, if no Ultimate Parent exists, then the Surviving Entity);
provided that any individual performance goals that are not based on objective financial performance criteria shall be deemed earned at target; provided, further, that if the individual award agreement between the Company and the Participant or other contract applicable to any long-term incentive award held by the Participant provides for more favorable vesting treatment than provided in the Plan, then the more favorable treatment shall apply to such award;
v.    Outplacement: Outplacement services, at the Company’s sole cost, for up to nine months following the Date of Termination; and
vi.    Accrued Vacation: Within 60 days following the Date of Termination or such earlier time required by applicable law, a cash payment equal to any banked vacation and vacation earned but not taken as of the Date of Termination.
b.    Pre-Change in Control Separation Benefits. If a Participant incurs a termination of employment described in Section 3.01(a) prior to the occurrence of a Change in Control and the Participant satisfies the Release Condition, then the Company shall pay or provide, or cause to be paid or provided, to the Participant (i) in connection with such termination, the same benefits and payments, on the same terms and conditions, as provided for in the event of a termination by the Company or a Subsidiary without Cause under Section 3.02 of the Western Midstream Partners, LP Executive Severance Plan and (ii) upon the consummation of the Change in Control, the Separation Benefits provided for in Section 3.02(a) less the value of all severance benefits and payments to which the Participant is entitled to receive under the Western Midstream Partners, LP Executive Severance Plan pursuant to clause (i) of this sentence, with such additional payments and benefits to be paid within 60 days following the date of the Change in Control or such later time as set forth in Section 3.01(a) and permitted by Section 409A of the Code (including, to the extent any such benefits and payments hereunder are subject to Section 409A of the Code and such benefits and payments are payable in connection with a Change in Control following a termination of employment described in

Section 3.01(a), no such benefits and payments shall be made unless such Change in Control qualifies as a change in control event within the meaning of Treas. Reg. Section 1.409A-3(i)(5)).
c.    Release Condition. In order to receive any of the payments and benefits outlined in this Section 3.02, the Participant must execute, deliver, and not revoke a separation agreement containing an effective waiver and release of all claims against the Company, its Affiliates and their respective representatives, and certain other persons and entities, and containing other provisions in the form required by the Plan Administrator (the “Release Agreement”) that becomes irrevocable in accordance with its terms within 55 days following the Date of Termination (or, if applicable in the case of Section 3.02(b), following the consummation of the Change in Control) (the “Release Condition”). The Plan Administrator, composed of such members serving as of a date prior to the Change in Control, may, in its discretion, require that the Release Agreement a Participant must execute and not revoke in satisfaction of the Release Condition include restrictive covenants in favor of the Company and its Affiliates (which may include a non-disclosure of confidential information provision, a non-disparagement provision, non-competition and employee, customer, prospective customer, supplier and vendor non-solicitation provisions, in each case that are effective, subject to applicable law, for the periods set forth in the Release Agreement (including a perpetual period with respect to the non-disclosure of confidential information provision); provided that, with respect to the non-competition provision, such period shall not exceed the period commencing as of the date of Participant’s termination of employment and continuing until such time that is no greater than 18 months thereafter, in substantially the form attached hereto as Exhibit A; provided, however, the Plan Administrator may update the form of Release Agreement attached hereto, in its sole discretion, so long as such update is determined and communicated to the affected Participant at least 10 business days prior to the date of such Change in Control. If a Participant does not satisfy the Release Condition, the only payment under the Plan to which the Participant would be entitled, subject to Section 3.03(a), is the payment for accrued vacation set forth in Section 3.02(a)(vi).
SECTION 3.03. Other Benefits Payable and Offset.
a.    Accrued Benefits. The Separation Benefits shall be payable in addition to, and not in lieu of, other accrued or vested or earned but deferred compensation, rights, options or other benefits that are owed to a Participant upon or following his or her termination of employment, including accrued amounts or benefits previously earned and payable under any bonus or other compensation plans, stock option plan, equity ownership plan, equity purchase plan, life insurance plan, health plan, disability plan or similar or successor plan, and any business expenses required to be reimbursed under the applicable policies of the Company or any Subsidiary or any Affiliate.
b.    Offsets. Notwithstanding the foregoing, any Separation Benefits paid under the Plan will be reduced, on a dollar-for-dollar basis, by the following, and such reduction shall be made without any change to the timing of payment in a manner that would violate Section 409A of the Code:

i.    any payments made or to be made to the Participant to comply with, or satisfy liability under, the WARN Act requiring payments in connection with an involuntary termination of employment, plant shutdown or workforce reduction, including amounts paid in connection with paid leaves of absence, back pay, benefits and other payments intended to satisfy such liability or alleged liability; and
ii.    any payment provided to Participant after the Date of Termination that Participant was not legally entitled to receive (e.g., salary continuation for a short period of time following the Date of Termination).
c.    No Duplicative Benefits. In the event that monetary or nonmonetary severance and benefits are due from any other severance plan, program or agreement (“Other Source”), then the Plan Administrator will compare such severance and benefits to the severance and benefits due under the Plan and, where the severance and benefits are of the same nature or class, the Participant will be provided with the severance and benefits from the Other Source if such severance and benefits are, in the aggregate, greater than the severance and benefits provided under this Plan; provided, however, under no circumstances shall the Participant receive duplicate severance and benefits as determined by the Plan Administrator, with the result being that the Participant receives, in the aggregate, no less favorable severance and benefits than those due under the Plan. If the Participant is eligible to receive severance and benefits from any Other Source, the form and timing of payments under such Other Source will be determined as set forth by such Other Source, and the form and timing of any remaining severance and benefits payable under the Plan will be as described herein without any change in the timing of payment that would violate Section 409A of the Code. Further, except to the extent explicitly contemplated in Section 3.02(b), benefits under the Plan due as a result of a termination of employment by the Company without Cause or by the Participant with Good Reason within the Protection Period shall be in lieu of benefits under the Western Midstream Partners, LP Executive Severance Plan.
SECTION 3.04. Payment Obligations Absolute. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of the Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer. Upon a Change in Control, the obligations of the Company and the Subsidiaries and Affiliates to pay the Separation Benefits as required by the Plan shall be absolute and unconditional and shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right that the Company or any Subsidiary or Affiliate may have against any Participant.

ARTICLE IV

Certain Tax Rules
SECTION 4.01. Tax Withholding; No Guarantee of Tax Consequences. The Company and its Subsidiaries and Affiliates shall have the power to deduct or withhold, or require the Participant to remit to the Company or its Subsidiaries or Affiliates, any amount deemed sufficient to satisfy U.S. Federal, state, local and non-U.S. taxes, as deemed necessary or appropriate by the Company or its Subsidiaries or Affiliates. No representation, commitment or guarantee is made that any amounts paid under the Plan will be excludable from the recipient’s gross income for any tax purpose, or that any other tax treatment will apply or be available to such Person.
SECTION 4.02. Six-Month Delay for Specified Employee. Notwithstanding any other provision to the contrary, if any Participant is a Specified Employee, no payments under the Plan that constitute nonqualified deferred compensation subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the Date of Termination, or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to additional taxes thereunder. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
SECTION 4.03. Cutback of Parachute Payments.
a.    Notwithstanding any other provision to the contrary, if a Participant is a “disqualified individual” (as defined in Section 280G of the Code) and any portion of the Separation Benefits or other payments and benefits the Participant is entitled to receive, has received or would receive in connection with a “change in ownership or control” as defined in Section 280G of the Code (such payments and benefits, collectively, the “Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code), then the Payments shall be either (i) reduced (but not below zero) so that the aggregate present value of the Payments will be one dollar ($1.00) less than three times such Participant’s “base amount” (as defined in Section 280G of the Code), such that no portion of the Payments shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”); or (ii) paid in full, whichever produces the better net after-tax result for such Participant (taking into account the Excise Tax, as applicable, and any other applicable tax).
b.    The reduction of the Payments, if any, shall be made by reducing the Payments in the reverse order in which the Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time), with any benefits exempt from Section 409A of the Code reduced first.
c.    All determinations as to the Payments to be reduced and the amount of reduction shall be made by a nationally recognized certified public accounting firm selected by the Company (the “Accountant”), whose determination shall be conclusive and binding. It is expressly understood that in determining the amount of any reduction to the Payments, the Accountant shall conduct a “reasonable compensation” analysis under Section 280G of the Code, including a valuation of any applicable noncompetition or other covenant, and the Company and the Participant shall cooperate in good faith in connection with such valuation. All such determinations by the Accountant shall be at the Company’s expense.
d.    If the Accountant, based on controlling precedent or substantial authority, determines that a Payment has been made or provided and, through error or otherwise, that Payment, when aggregated with other Payments used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the applicable Participant’s base amount, the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. If the Accountant, based on controlling precedent or substantial authority, determines that a Payment has been reduced pursuant to this Section 4.03 that could have been fully paid or distributed, the Company (or applicable payor) shall promptly pay such amount to the Participant, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.
e.    In the event a Participant’s Separation Benefits or other payments and benefits (or portion thereof) are subject to the foregoing provisions of this Section 4.03, then, such Participant and the Company, acting through the Plan Administrator, shall use commercially reasonable efforts to cooperate in good faith to mitigate, avoid, or eliminate the Excise Tax and any related loss of deduction under Section 280G of the Code, including entering into agreements and other arrangements for such purposes. Such cooperation may include, without limitation, (i) providing information reasonably requested by the other party, (ii) participating in reasonable valuation procedures or analyses, and (iii) taking such other actions as may be reasonably requested by the other party in connection with the determination of whether, or the extent to which, any Separation Benefits or other payments and benefits provided to the Participant would result in an “excess parachute payment” within the meaning of Section 280G of the Code; provided, however, that nothing in this Section 4.03(e) shall require the Participant to agree to any reduction in payments or benefits unless otherwise expressly provided under the Plan.
SECTION 4.04. Section 409A Considerations. Payments and benefits under the Plan are intended to be exempt from (to the maximum extent possible) or compliant with Section 409A of the Code, and the Company shall interpret and administer the Plan in accordance therewith. The Company may make amendments to the Plan or revise the timing of any payments to be made hereunder, in each case, to the minimum extent necessary, in order to comply with, or preserve an exemption from, Section 409A of the Code. Each payment made under the Plan (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A of the Code. To the extent any payment subject to the Release Condition is payable during a specified period that spans two taxable years, then to the extent such payment is deemed to constitute nonqualified deferred compensation subject to Section 409A of the Code, such payment shall be made in the second taxable year. To the extent that any of the payments or benefits provided for under the Plan are deemed to constitute nonqualified deferred compensation benefits subject to Section 409A of the Code, references to “termination of employment”, “termination”, or words and phrases of similar import shall be deemed to refer to “separation from service” as defined in Section 409A of the Code, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A of the Code. To the extent that any payments or benefits provided for under the Plan are deemed to be a substitute for nonqualified deferred compensation subject to Section 409A of the Code, then the payments and benefits payable hereunder shall be paid at the same time and in the same form as such substituted benefits and payments to the extent required to comply with Section 409A of the Code. To the extent that any reimbursements under the Plan are taxable to a Participant, any such reimbursement payment due to the Participant shall be paid to the Participant as promptly as practicable consistent with the Company’s practice following the Participant’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of the Participant’s taxable year following the taxable year in which the related expense was incurred. The in-kind benefits and reimbursements under the Plan are not subject to liquidation or exchange for another benefit, and the amount of such benefits or reimbursements that a Participant receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Participant receives in any other taxable year. The Continued Benefits are intended to be provided in a manner that is intended to satisfy an exception to Section 409A of the Code, and therefore not be treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Section 409A of the Code, or in a manner that otherwise complies with Section 409A of the Code, including (a) providing for the reimbursement of medical expenses incurred during the time period for which the Participant would be entitled to continuation coverage under a group health plan of the Company under COBRA or (b) providing that such benefits constitute the reimbursement or provision of in-kind benefits payable at a specified time or pursuant to a fixed schedule as permitted under Section 409A of the Code and the authoritative guidance thereunder.
ARTICLE V

Successor to Company
The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.
In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company, as a condition precedent to such transaction, shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

In addition, any successor of the Company must treat employment service with the Company or any Affiliate (irrespective of whether the Employee was a Participant at the time of such service) and the successor and its affiliates as continuous employment service with the Company and its Affiliates for all purposes of calculating Separation Benefits.

ARTICLE VI

Amendment and Termination
SECTION 6.01. Amendment and Termination. The Company expects the Plan to be permanent, but since future conditions affecting the Company or its Subsidiaries and its Affiliates cannot be anticipated or foreseen, the Board must necessarily and does hereby reserve the right to amend, modify or terminate the Plan at any time by action of the Plan Administrator; provided, however, that in connection with, in anticipation of or at any time following a Change in Control, the Plan may not be amended, modified or terminated in any manner that would adversely affect the rights or potential rights of any Participant, without the Participant’s written consent.
SECTION 6.02. Board Approval. Any amendment, suspension, discontinuation or termination of the Plan shall be approved by the Board.
ARTICLE VII

Miscellaneous
SECTION 7.01. Employment Status. This Plan does not constitute a contract of employment or impose on any Participant, the Company or any Subsidiary or Affiliate any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the policies of the Company or any Subsidiary or Affiliate regarding termination of employment. Nothing contained in the Plan will be construed as (a) an employment contract between the Company or any Subsidiary or Affiliate and any Employee; (b) a right of any Employee to be continued in the employment of the Company or its Subsidiaries or Affiliates; or (c) a limitation of the right of the Company or its Subsidiaries or Affiliates to discharge any Employee, with or without Cause, at any time. All Employees will be subject to discharge to the same extent as if the Plan had never been adopted.
SECTION 7.02. Special Compensation. Except as otherwise required by law or as specifically provided in any plan or program maintained by the Company, no payment under the Plan shall be included or taken into account in determining any benefit under any pension, thrift, profit sharing, group insurance, or other benefit plan maintained by the Company.
SECTION 7.03. Sources of Payment. The benefits provided under the Plan will be paid from the general assets of the Company and its Subsidiaries and Affiliates in accordance with the terms and provisions of the Plan. Nothing herein will be construed to require the Company or any Subsidiaries or Affiliate to maintain any trust, fund, or otherwise segregate any amount for the benefit of any Person. Furthermore, no Person with a claim for Separation Benefits hereunder will have any claim against, right to, security or other interest in, any fund, account, or assets of the Company or any Subsidiary or Affiliate.
SECTION 7.04. Non-Alienation. No payments, benefits or rights hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, charge, execution or levy of any kind, either voluntary or involuntary, by creditors of any Employee or any Employee’s beneficiary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish, charge, execute or levy any payments, benefits or rights hereunder will be void and without effect.
SECTION 7.05. Beneficiary. If a Participant is entitled to receive Separation Benefits but dies prior to receiving entire payment of his Separation Benefits, the Participant’s remaining Separation Benefits shall be paid in accordance with the Participant’s beneficiary designation in accordance with the payment timing provisions set forth in Article III.
SECTION 7.06. Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 7.07. Governing Law. The terms, conditions and provisions of the Plan will be construed, governed and enforced under the laws of Delaware, without regard to its conflicts of law provisions, except as may be preempted by ERISA or other controlling U.S. Federal law. The Plan is intended to be a “top hat” plan for purposes of ERISA, and shall be construed accordingly.
ARTICLE VIII

Administration and Claims Procedures
SECTION 8.01. Administration. The Plan Administrator shall have all powers necessary or proper to administer the Plan and to discharge its duties hereunder, and shall have authority to interpret the Plan, apply the provisions hereof, determine eligibility and make all other determinations necessary for the administration of the Plan. The Plan Administrator may establish such rules and procedures as may be necessary to enable it to discharge its duties hereunder. The Plan Administrator may allocate to others certain aspects of the management, operation and responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties or functions, to qualified individuals or entities. In writing, or by custom, practice or in operation, the Plan Administrator may provide for the allocation or delegation of any of its duties hereunder to any Person. The Plan Administrator or its designee will also be authorized to engage or employ agents, attorneys, accountants, consultants, and other advisors which it deems to be necessary or appropriate to assist in discharging its duties hereunder.
SECTION 8.02. Claims Procedures. Generally, an employee who is eligible to receive benefits under the Plan does not have to file a claim for such benefits. If a claimant believes that he or she did not receive a benefit to which he or she is entitled, the claimant may file a written claim with the Plan Administrator at the following address stating all of the facts on which the claim is based:
Attention: Plan Administrator, Western Midstream Partners, LP Executive Severance Plan
Senior Human Resources Officer
9950 Woodloch Forest
Suite 2800
The Woodlands, TX 77380

Within 60 days following receipt of the claim, the Plan Administrator will:
    request any additional information needed to make a decision regarding the claim;
    pay benefits provided by the Plan; or
    send notification to the claimant of a decision to deny the claim in whole or in part.
If additional information is requested or required in order to make a decision regarding a claim, the claimant will have 60 days from the date the claimant receives such a request to provide the information. The Plan Administrator’s decision to pay benefits or deny a claim in whole or in part will be postponed to allow the claimant to respond to the request. If the claimant does not provide the information within 60 days after the claimant receives the request, the claim will be denied unless the claimant has requested and been granted additional time to provide the information.
If the Plan Administrator denies a claim in whole or in part, the claimant will receive written notice of the denial within 60 days from the date any requested additional information was received. The notice will provide the following:
    the specific reasons for the denial of the claim (including the facts upon which the denial is based) and reference to any pertinent Plan provisions on which the denial is based;
    if applicable, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and

    an explanation of the claims review appeal procedure including the name and address of the Person or committee to whom an appeal should be directed.
Within 60 days after the claimant receives the notice of denial from the Plan Administrator, the claimant may request a review of the claim by the Plan Administrator. The request must be in writing and must state the reason or reasons why the claimant believes the claim should not have been denied. The claimant should also include with the written request for an appeal any and all documents, materials, or other evidence which he or she believes supports the claim for benefits. The request should be addressed to the Plan Administrator at the address of the Plan Administrator.
Generally, the Plan Administrator will give the claimant written notice of its decision within 60 days of the date the claimant’s request for review was received by the Plan Administrator. However, if the Plan Administrator finds that special circumstances exist, its decision may be given to the claimant more than 60 days after the date the claimant’s request was received, but not later than 120 days after such date. The Plan Administrator’s notice of its decision will include specific reasons for its decision and specific references to the provisions of the Plan on which its decision is based. The decision of the Plan Administrator shall be final, conclusive and binding on all Persons (including Employees, Participants and beneficiaries).
Prior to authorizing and awarding any Separation Benefits hereunder, the Plan Administrator may require the claimant to provide additional information, and to complete any required or requested releases, forms or other documents hereunder, including filing of all claims and requests for payment from any other source.
SECTION 8.03. Legal Proceedings. Any claims and disputes between or among any Persons arising out of or in any way connected with this Plan shall be solely and finally settled by Plan Administrator, acting in good faith, the determination of which shall be final. Unless prohibited by applicable law, no legal action may be commenced prior to the completion of the benefits claims procedure described in the Plan. In addition, no legal action may be commenced after the later of 180 days after receiving a written response of the Plan Administrator to an appeal or 365 days after the date the claimant was terminated. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator.

Exhibit A
CONFIDENTIAL TRANSITION AND SEPARATION AGREEMENT AND
GENERAL RELEASE
This Confidential Transition and Separation Agreement and General Release (“Agreement”) is entered into by and between Western Midstream Partners, LP (the “Company”) and [Name] (the “Employee”). Any capitalized terms not defined in this Agreement shall have the meanings set forth in the Western Midstream Partners, LP Executive Change in Control Severance Plan (the “Plan”). The Company, Western Midstream Services, LLC and their respective Affiliates are collectively the “Company Group.”
1.    Separation from Employment; Transition Period.
(a)    The Employee’s employment with the Company Group will terminate at the close of business on [•], 202__ (such date referred to herein as the “Separation Date,” unless the Separation Date is accelerated pursuant to Section 2 below).
(b)    Provided that the Employee (x) signs and returns this Agreement to the Company within [twenty-one (21)][forty-five (45)] calendar days after his or her receipt hereof, (y) does not revoke this executed Agreement and (z) complies with its terms:
(i)    From the date hereof until the close of business on the Separation Date (the “Transition Period”), the Employee shall remain an employee of the Company and work in the role of [•], during which the Employee shall transition his or her duties and responsibilities to such person(s) as are designated by the Company and perform such other duties as the Company may direct;
(ii)    During the Transition Period, the Company will continue to pay the Employee his or her current pro-rated base salary, less required and authorized withholdings and deductions, and the Employee will continue to participate in any employee benefit plans of the Company in which he or she currently participates, subject to the terms and conditions thereof, and as in effect or amended from time to time[, it being understood that the Employee shall not be eligible to receive additional grants or awards of any incentive compensation in respect of service periods or performance periods commencing on or after the date hereof]. The Employee agrees that he or she shall not earn or accrue any additional paid time off during the Transition Period; and
(iii)    The Employee hereby resigns from any and all officer positions that the Employee holds with any member of the Company Group effective as of the [Separation Date]. In exchange for the payments and benefits provided for in this Agreement, the Employee hereby agrees that his or her acceptance of the terms and benefits provided for in this Agreement shall not constitute “Good Reason” as that term is defined in the Plan and the Employee hereby waives and releases any right to any such termination for Good Reason.
2.    Severance; Conditions for Severance. Provided that the Employee (a) meets the requirements in Section 1(b), (b) signs and returns the Supplemental Release Agreement that is attached as Exhibit 1 (the “Confirming Release”) no earlier than the Separation Date and within [twenty-one (21)][forty-five (45)] calendar days after the Separation Date, (c) does not revoke the executed Confirming Release, and (d) complies with the terms of the Confirming Release, the Employee will receive certain severance payments and other benefits as a [“Tier II Employee”] according to Section 3.02(a) of the Plan. The payments and other benefits provided for under this Agreement and the Plan provide the Employee with valuable consideration and, absent the Employee meeting the requirements in (a)-(d) of this Section, the Employee would not otherwise be legally entitled to receive such payments and benefits as a result of the Employee’s employment with the Company Group or the termination of such employment. The Employee understands and agrees that his or her eligibility for any such payments and other benefits are expressly conditioned upon the Employee’s signing of and compliance with the terms of this Agreement and the Confirming Release, including compliance with Sections 9 and 10 of this Agreement. Should the Employee violate any term(s) of this Agreement, including Sections 9 and 10 of this Agreement, or the Confirming Release following the Separation Date, the Employee will not receive any further payments from the Company under this Agreement and the Plan and shall be obligated to immediately repay to the Company any and all amounts paid under this Agreement and the Plan. For the avoidance of doubt, this Section 2 does not limit the Company’s right to recover damages or obtain any other legal or equitable relief to which it may be entitled by law or equity.
Notwithstanding the above provisions of Sections 1 and 2, the Company may accelerate the Employee’s Separation Date to (and thus the Transition Period will end on) a date prior to [•], 202__ as designated by the Company if the Company determines that the Employee engaged in conduct that constitutes reason to terminate his or her employment for “Cause” as that term is defined in the Plan. In such event, the Employee will not be entitled to any severance benefits under Section 2 and will only be entitled to that portion of the salary and benefits in Section 1(b)(ii) that accrues prior to such accelerated Separation Date and any benefits described in Section 3 below.
3.    Final Paycheck, Business Expenses, and Employee Benefits. Regardless of whether the Employee signs this Agreement, the Employee will be paid the Employee’s final paycheck for the Employee’s employment services, and for the Employee’s earned and unused paid time off in accordance with the applicable paid time off policy, as well as any benefits accrued under the Western Midstream Services LLC Non-Qualified Deferred Compensation Plan, in each case through the Separation Date. The Company also will reimburse the Employee for reasonable business expenses appropriately incurred by the Employee prior to the Separation Date in furtherance of his or her employment with the Company Group, subject to the applicable business expense reimbursement policy, as amended from time to time. The Employee shall submit all requests to the Company for expense reimbursements within twenty-one (21) calendar days after the Separation Date or such earlier date as may be required under the applicable business expense reimbursement policy. Any requests submitted thereafter shall not be eligible for reimbursement, except as required by applicable law. Except as set forth in this Agreement and the Plan, or as otherwise required by applicable law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA)), the Employee’s participation in and rights under any Company Group employee benefit plans and programs will be governed by the terms and conditions of those plans and programs, which plans, programs, terms and conditions may be amended, modified, suspended or terminated by the Company Group or applicable member thereof at any time for any or no reason to the extent permitted by law.
4.    Released Parties. The term “Released Parties” as used in this Agreement includes: (a) the Company, Western Midstream Services, LLC, and each of its and their respective past and present parents, divisions, subsidiaries, partnerships, Affiliates, and other related entities (whether or not they are wholly owned); and (b) the past, present, and future direct and indirect owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, managers, associates, employees, insurers and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above.
5.    Release of All Claims. The Employee, and anyone claiming through the Employee or on the Employee’s behalf, hereby waive and release the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that the Employee now has or has ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Employee signs this Agreement. Without limiting the generality of the foregoing, the claims waived and released by the Employee hereunder include, but are not limited to:
(a)    all claims arising out of or related in any way to the Employee’s employment, compensation, other terms and conditions of employment, or termination from employment with the Company Group, including without limitation all claims for any compensation payments, bonus, severance pay, equity, or any other compensation or benefit;
(b)    all claims that were or could have been asserted by the Employee or on the Employee’s behalf: (i) in any federal, state, or local court, commission, or agency; or (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and
(c)    all claims that were or could have been asserted by the Employee or on his or her behalf under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil

Rights Act of 1964; the Civil Rights Act of 1991; the Civil Rights Act of 1866; the Equal Pay Act; the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act (OWBPA)); the Employee Retirement Income Security Act of 1974 (ERISA); the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; United States Executive Orders 11246 and 11375; the Texas Commission on Human Rights Act; the Regulations of the Office of Federal Contract Compliance Program; the Rehabilitation Act of 1973; the Worker Adjustment and Retraining Notification Act; the Colorado Anti-Discrimination Act; the Lilly Ledbetter Fair Pay Act of 2009; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act; and the Fair Credit Reporting Act.
Notwithstanding the foregoing, the releases and waivers in this Section 5 shall not apply to any claim for unemployment or workers’ compensation, or a claim that by law is non-waivable.
6.    No Other Actions or Claims. The Employee represents and warrants that: (a) there has not been filed by the Employee or on the Employee’s behalf any legal or other proceedings against any of the Released Parties (provided, however, that the Employee need not disclose to the Company, and the foregoing representation and warranty in this subpart (a) does not apply to, conduct or matters described in Section 13 below); (b) the Employee is the sole owner of the claims that are released in Section 5 above; (c) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (d) the Employee has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement. The Employee further agrees that the Employee shall not at any time become a party to, or otherwise become a class- or collective-member or other similar claimant in, any class, collective, representative, multiple-plaintiff, or other consolidated or similar action in any court or arbitration against any of the Released Parties that involves or is based upon any claim waived and released by the Employee in Section 5 above, and will take all steps necessary to opt out of any such actions.
7.    No Other Payments or Benefits. Except as expressly provided in this Agreement and the Plan, the Employee acknowledges and agrees that the Employee is not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from the Company or the other Released Parties, including without limitation any bonus, severance, equity or other payments. In the event of any complaint, charge, proceeding or other claim (collectively, “Claims”) filed with any court, other tribunal, or governmental or regulatory entity that involves or is based upon any claim waived and released by the Employee in Section 5 above, the Employee hereby waives and agrees not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to the Employee, including without limitation any costs, expenses and attorneys’ fees incurred by or on behalf of the Employee (provided, however, that this Agreement does not limit the Employee’s eligibility to receive an award under applicable law, if any, for providing truthful information to a governmental agency or regulatory entity).
8.    Return of Property. The Employee shall immediately upon the Separation Date return to the Company all information (electronic and hardcopy) and other property of any member of the Company Group in the Employee’s possession or control, including without limitation all confidential and proprietary information of the Company Group and all laptops and other computer equipment, electronic storage devices (e.g., jump drives), smart- or cell-phones, tablets, and similar devices, credit cards, keys and other access cards provided by any Company Group member, and electronic and hardcopy files.
9.    Restrictive Covenants. The Employee acknowledges that the Employee has been given access to, has developed, and has become informed of Confidential Information (defined below), and also has developed a comprehensive familiarity with the Company Group and its business and Personnel (defined below), which the Employee would not have but for the Employee’s employment. The Employee therefore agrees to the following obligations, which are reasonably designed and necessary, and specifically intended, to protect the legitimate business interests of the Company Group, their goodwill, and Confidential Information, without unreasonably restricting the Employee’s post-employment opportunities:
(a)    Except as required by law, as authorized in advance by the Company, as required for performance of the transition duties under Section 1(b), and as otherwise provided in Section 13 below, the Employee will not at any time during the Transition Period or from and after the Employee’s Separation Date directly or indirectly use, disclose, or take any action which may result in the use or disclosure of, any Confidential Information. “Confidential Information” means all confidential competitive, pricing, marketing, proprietary, trade secret (as defined under applicable law) and other information or materials relating or belonging to the Company Group (whether or not reduced to writing) or provided by a customer or other third party on a confidential basis, including without limitation all non-public information furnished or disclosed to or otherwise obtained by the Employee in the course of the Employee’s employment, and further includes without limitation the following non-public information: computer programs; patented or unpatented inventions, discoveries and improvements; marketing, manufacturing, organizational, operating and business plans; strategies; research and development; policies and manuals; sales forecasts; employee personnel files and medical information, and other personnel information (other than the Employee’s own personnel information), including personnel lists, reporting or organizational structure, contact information, and compensation structures; non-public pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions, investments or divestitures; and information concerning purchases of major equipment or property. Confidential Information does not include information that lawfully is or becomes generally and publicly known outside of the Company Group, or that has been independently developed and disclosed by others with proper authority to do so, in each case other than through the Employee’s breach of this Agreement or breach by another person or entity of some other obligation to the Company Group or applicable member thereof. Nothing herein prohibits the Employee from disclosing Confidential Information as legally required pursuant to a validly issued subpoena or order of a court, administrative agency or arbitrator (as applicable) of competent jurisdiction, provided that, subject to Section 13 below, the Employee shall first promptly notify the Company if the Employee receives a subpoena, court order or other order requiring any such disclosure, to allow the Company Group or applicable member thereof to seek protection therefrom in advance of any such legally compelled disclosure.
(b)    Except as authorized by the Company in furtherance of the Employee’s employment duties with any member of the Company Group, the Employee shall not during the Restricted Period, directly or indirectly (whether as a sole proprietor, owner, employer, partner, investor, shareholder, officer, member, employee, consultant, or otherwise):
(i)    induce, solicit, entice or attempt to persuade (whether in person, through social media or other electronic or non-electronic communication, or otherwise) any Customer or Prospective Customer to terminate, non-renew, restrict or otherwise modify or alter any contractual relationship, or prospective contractual relationship, with the Company or any of its Affiliates;
(ii)    induce, solicit, entice or attempt to persuade (whether in person, through social media or other electronic or non-electronic communication, or otherwise) any employee or other agent of the Company Group (“Personnel”) to terminate his or her employment or other relationship with the Company Group or applicable member thereof in order to enter into any employment relationship with or perform services for any other person or entity; or
(iii)    induce, solicit, entice or attempt to persuade (whether in person, through social media or other electronic or non-electronic communication, or otherwise) any supplier, vendor, or other person or entity with which the Company Group or applicable member thereof has a business relationship to terminate, restrict or otherwise modify its business relationship with the Company Group or applicable member thereof.
(c)    Except as authorized by the Company in furtherance of the Employee’s employment duties with any member of the Company Group, the Employee shall not during the Restricted Period, directly or indirectly (whether as a sole proprietor, owner, employer, partner, investor, shareholder, officer, member, employee, consultant, or otherwise) be employed by or otherwise perform services for any Restricted Entity.
(d)    As used in this Agreement:
(i)    “Restricted Period” means: (A) the period beginning on the date of this Agreement and ending on the eighteen (18) month anniversary of the Separation Date with respect to the covenants contained in Sections 9(b)(i) and (B) the period beginning on the date of this Agreement and ending on the twenty-four (24) month anniversary of the Separation Date with respect to covenants contained in Section 9(b)(ii), 9(b)(iii) and (c). The running of the time periods set forth above shall be tolled during the period of any breach by the Employee of this Section 9 and during the period of any dispute involving the breach, applicability, scope, duration or other aspect of any of the provisions of this Section 9, whether or not any party has filed a lawsuit. The provisions of this Section 9 shall remain in full force and effect for the duration of such breach or dispute, until the breach or dispute is fully and finally resolved by either (x) the written agreement of the parties to each such dispute or (y) a final, non-appealable order from a court of competent jurisdiction, at which point the time-period of such provisions shall again commence running, unless such agreement or order (as applicable) expressly provides otherwise.
(ii)    “Customer” means any customer of the Company or any of its Affiliates with respect to whom, at any time during the twenty-four (24)-month period preceding the Separation Date the Employee had substantial contact or acquired or had access to Confidential Information as a result of or in connection with the Employee’s employment.
(iii)    “Prospective Customer” means any person or entity other than a Customer, including any potential joint venture party, with respect to whom, at any time during the twelve (12) month period preceding the Separation Date, the Employee: (A) submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company Group or applicable member thereof, or (B) had substantial contact or acquired or had access to Confidential Information as a result of or in connection with the Employee’s employment.
(iv)    “Restricted Entity” means each entity that is an adverse party to any legal dispute(s) with any member of the Company Group as of the date of this Agreement and regarding which the Employee has assisted the Company Group or any member thereof.
10.    Non-Disparagement. Except as otherwise provided in Section 13 below, for twenty-four (24) months following the Separation Date, the Employee shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Company or any of the other Released Parties. In executing this Agreement, the Employee acknowledges and agrees that he or she has knowingly, voluntarily, and intelligently waived any (a) free speech, free association, free press, or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under any State Constitution) rights to disclose, communicate, or publish any statements prohibited by this Section 10, and (b) right to file a motion to dismiss or pursue any other relief under the any Citizens Participation Act or similar state law in connection with any Claim filed against him or her by the Company or any of the other Released Parties, including without limitation any claim arising from any alleged breach of this Agreement.
11.    Remedies. The Employee acknowledges and agrees that a breach by the Employee of any provision of Section 9 or 10 of this Agreement will result in immediate and irreparable harm to the Company Group for which full damages cannot readily be calculated and for which damages are an inadequate remedy. Accordingly, the Employee agrees that the Company Group or applicable member thereof shall be entitled to injunctive relief to prevent any such actual or threatened breach or any continuing breach by the Employee (without posting a bond or other security), without limiting any other remedies that may be available to them.
12.    Modification; Severability. If any provision contained in Sections 8, 9, 10, or 11 of this Agreement is found by a court of competent jurisdiction to be unenforceable, such provision shall be deemed modified and so enforced to the fullest extent possible. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law (after any appropriate modification or limitation pursuant to the first sentence of this Section 12), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
13.    Non-Interference; Defend Trade Secrets Act. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prohibit the Employee from confidentially or otherwise communicating or filing a charge or complaint with a federal, state, local or other governmental agency or regulatory (including self-regulatory) entity including concerning alleged or suspected criminal conduct or unlawful employment practices; participating in a governmental agency or regulatory entity investigation or proceeding; giving truthful testimony or statements or disclosures to a governmental agency or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law (including any regulation or legal process); requesting or receiving confidential legal advice (at the Employee’s own expense); or exercising any protected right to communicate about lawfully acquired compensation information or other working conditions. Furthermore, the U.S. Defend Trade Secrets Act of 2016 provides that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct.
14.    Cooperation. For the twenty-four (24)-month period following the Separation Date, and except as otherwise provided in Section 13, the Employee shall cooperate fully in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving the Company or any of the other Released Parties and which in any way relate to or involve the Employee’s employment with the Company Group. The Employee’s obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as the Company and the other Released Parties may reasonably require, and giving truthful evidence and truthful testimony and executing and delivering to the Company and any of the other Released Parties any truthful papers reasonably requested by any of them. The Employee shall be reimbursed for reasonable out-of-pocket expenses that the Employee incurs in rendering cooperation pursuant to this Section 14.
15.    ACKNOWLEDGMENTS. THE EMPLOYEE ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT: (a) THE EMPLOYEE HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT; (b) IN ACCORDANCE WITH SECTION 5 OF THIS AGREEMENT, THE EMPLOYEE RELEASES AND WAIVES CLAIMS THROUGH THE DATE THE EMPLOYEE SIGNS THIS AGREEMENT, AND AGREES TO ALL OTHER PROVISIONS OF THIS AGREEMENT, KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EMPLOYEE ALREADY IS ENTITLED; (c) THE EMPLOYEE HEREBY IS AND HAS BEEN ADVISED TO HAVE HIS OR HER ATTORNEY (CHOSEN BY HIM OR HER, AND AT HIS OR HER COST) REVIEW THIS AGREEMENT BEFORE SIGNING IT; (d) THE EMPLOYEE HAS [TWENTY-ONE (21) CALENDAR DAYS][FORTY-FIVE (45) CALENDAR DAYS] IN WHICH TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT; AND (e) WITHIN SEVEN (7) CALENDAR DAYS AFTER THE DATE ON WHICH THE EMPLOYEE SIGNS THIS AGREEMENT, THE EMPLOYEE MAY, AT HIS OR HER SOLE OPTION, REVOKE THIS AGREEMENT UPON WRITTEN NOTICE TO THE COMPANY’S SENIOR VICE PRESIDENT OF HUMAN RESOURCES (AT 9950 WOODLOCH FOREST DRIVE, SUITE 2800, THE WOODLANDS, TEXAS 77380), AND THIS AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN (7)-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT ANY REVOCATION BY THE EMPLOYEE. IF THE EMPLOYEE REVOKES THIS AGREEMENT, IT SHALL BE NULL AND VOID, AND THE EMPLOYEE WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS UNDER THIS AGREEMENT. ANY MODIFICATION OF THIS AGREEMENT, WHETHER MATERIAL OR IMMATERIAL, WILL NOT RESTART THE CONSIDERATION PERIOD SET FORTH ABOVE.
THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE: (i) IS NOT RELYING UPON ANY STATEMENTS, UNDERSTANDINGS, REPRESENTATIONS, EXPECTATIONS, OR AGREEMENTS OTHER THAN THOSE EXPRESSLY SET FORTH IN THE PLAN AND THIS AGREEMENT; (ii) HAS MADE HIS OR HER OWN INVESTIGATION OF THE FACTS AND IS RELYING SOLELY UPON HIS OR HER OWN KNOWLEDGE; AND (iii) KNOWINGLY WAIVES ANY CLAIM THAT THIS AGREEMENT WAS INDUCED BY ANY MISREPRESENTATION OR NONDISCLOSURE AND ANY RIGHT TO RESCIND OR AVOID THIS AGREEMENT BASED UPON PRESENTLY EXISTING FACTS, KNOWN OR UNKNOWN. THE PARTIES STIPULATE THAT THE COMPANY, IN ENTERING INTO THIS AGREEMENT, IS RELYING ON THESE REPRESENTATIONS AND WARRANTIES, ALL OF WHICH SURVIVE THE EXECUTION OF THIS AGREEMENT.

16.    No Admission. Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Employee or otherwise. The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.
17.    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
18.    Additional Provisions. The terms, conditions and provisions of this Agreement will be construed, governed and enforced under the laws of Delaware, without regard to its conflicts of law provisions. The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the exclusive jurisdiction and exclusive venue of the state and federal courts located in Montgomery County, Texas, and agree that any claim which may be brought in a court of law or equity shall be brought exclusively in any such Montgomery County, Texas court. This Agreement (including the Confirming Release) and the Plan embody the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters, provided that nothing in this Agreement or the Plan shall limit or release the Employee from any other obligation regarding confidentiality, intellectual or other property, or post-employment competitive activities that the Employee has or may have to the Company Group or applicable member thereof, except as otherwise provided in Section 13 above. Except as otherwise provided in Section 12 above, this Agreement may be modified only in a written agreement signed by both parties, and any party’s failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations. This Agreement is enforceable by the Company Group or applicable member thereof and may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent or other Affiliate of the Company or any person which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any division thereof. The Employee may not assign any of the Employee’s rights or obligations under this Agreement or the Confirming Release. The titles and headings of the sections in the Agreement are for convenience of reference only, and in the event of any conflict, the text of the Agreement, rather than such titles or headings, shall control. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

EMPLOYEE	WESTERN MIDSTREAM PARTNERS, LP
By:
Date:	Name:
Title:
Date:

EXHIBIT 1
SUPPLEMENTAL RELEASE AGREEMENT

I, [Name], do freely and voluntarily enter into this Supplemental Release Agreement (this “Agreement”), intending to be legally bound, according to the terms set forth below. I acknowledge that my employment with Western Midstream Partners, LP (the “Company”), Western Midstream Services, LLC and their respective Affiliates (Western Midstream Services, LLC and their respective Affiliates together with the Company, the “Company Group”) has been terminated at the close of business on [Date] (the “Separation Date”).
I acknowledge that the Company Group has agreed to provide me certain benefits (the “Separation Benefits”) pursuant to the Transition and Separation Agreement and General Release (the “Separation Agreement”) between the Company and me, contingent upon my execution and return of this Agreement. The terms of the Separation Agreement, which are incorporated by reference into this Agreement as though set forth in full, remain in full force and effect.
For this valuable consideration, I hereby agree and state as follows:
1.    I, and anyone claiming through me or on my behalf, hereby waive and release the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that I now have or have ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which I sign this Agreement. The term “Released Parties” as used in this Agreement includes: (a) the Company, Western Midstream Services, LLC, and each of its and their respective past and present parents, divisions, subsidiaries, partnerships, Affiliates, and other related entities (whether or not they are wholly owned); and (b) the past, present, and future direct and indirect owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, managers, associates, employees, insurers and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above.
2.    Without limiting the generality of the foregoing, the claims waived and released by me hereunder include, but are not limited to:
a.    all claims arising out of or related in any way to my employment, compensation, other terms and conditions of employment, or termination from employment with the Company Group, including without limitation all claims for any compensation payments, bonus, severance pay, equity, or any other compensation or benefit;
b.    all claims that were or could have been asserted by me or on my behalf: (i) in any federal, state, or local court, commission, or agency; or (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and
c.    all claims that were or could have been asserted by me or on my behalf under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Civil Rights Act of 1866; the Equal Pay Act; the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act (OWBPA)); the Employee Retirement Income Security Act of 1974 (ERISA); the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; United States Executive Orders 11246 and 11375; the Texas Commission on Human Rights Act; the Regulations of the Office of Federal Contract Compliance Program; the Rehabilitation Act of 1973; the Worker Adjustment and Retraining Notification Act; the Colorado Anti-Discrimination Act; the Lilly Ledbetter Fair Pay Act of 2009; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act; and the Fair Credit Reporting Act.
3.    Notwithstanding the foregoing, the releases and waivers in this Agreement shall not apply to any claim for unemployment or workers’ compensation, or a claim that by law is non-waivable.
4.    I hereby represent and warrant that: (a) there has not been filed by me or on my behalf any legal or other proceedings against any of the Released Parties (provided, however, that I need not disclose to the Company, and the foregoing representation and warranty in this subpart (a) does not apply to, conduct or matters described in Section 14 of the Separation Agreement); (b) I am the sole owner of the claims that are released under this Agreement; (c) none of the claims released under this agreement have been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (d) I have the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.
5.    I shall not at any time become a party to, or otherwise become a class- or collective-member or other similar claimant in, any class, collective, representative, multiple-plaintiff, or other consolidated or similar action in any court or arbitration against any of the Released Parties that involves or is based upon any claim waived and released by me in this Agreement, and will take all steps necessary to opt out of any such actions.
6.    Except as expressly provided in this Agreement and the Separation Agreement, I am not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from the Company or the other Released Parties, including without limitation any bonus, severance, equity or other payments.

7.    In the event of any complaint, charge, proceeding or other claim (collectively, “Claims”) filed with any court, other tribunal, or governmental or regulatory entity that involves or is based upon any claim waived and released by me under this Agreement, I hereby waive and agree not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to me, including without limitation any costs, expenses and attorneys’ fees incurred by me or on my behalf (provided, however, that this Agreement does not limit my eligibility to receive an award under applicable law, if any, for providing truthful information to a governmental agency or regulatory entity).
8.    Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prohibit me from confidentially or otherwise communicating or filing a charge or complaint with a federal, state, local or other governmental agency or regulatory (including self-regulatory) entity including concerning alleged or suspected criminal conduct or unlawful employment practices; participating in a governmental agency or regulatory entity investigation or proceeding; giving truthful testimony or statements or disclosures to a governmental agency or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law (including any regulation or legal process); requesting or receiving confidential legal advice (at my own expense); or exercising any protected right to communicate about lawfully acquired compensation information or other working conditions. Furthermore, the U.S. Defend Trade Secrets Act of 2016 provides that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct.
9.    I ACKNOWLEDGE, UNDERSTAND, AND AGREE THAT: (a) I HAVE READ AND UNDERSTAND THE TERMS AND EFFECT OF THIS AGREEMENT; (b) IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, I RELEASE AND WAIVE CLAIMS THROUGH THE DATE I SIGN THIS AGREEMENT, AND AGREES TO ALL OTHER PROVISIONS OF THIS AGREEMENT, KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH I AM ALREADY ENTITLED; (c) I HEREBY AM AND HAVE BEEN ADVISED TO HAVE MY ATTORNEY (CHOSEN BY ME, AND AT MY COST) REVIEW THIS AGREEMENT BEFORE SIGNING IT; (d) I HAVE [TWENTY-ONE (21) CALENDAR DAYS][FORTY-FIVE (45) CALENDAR DAYS] IN WHICH TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT;

AND (e) WITHIN SEVEN (7) CALENDAR DAYS AFTER THE DATE ON WHICH I SIGN THIS AGREEMENT, I MAY, AT MY SOLE OPTION, REVOKE THIS AGREEMENT UPON WRITTEN NOTICE TO THE COMPANY’S SENIOR VICE PRESIDENT OF HUMAN RESOURCES (AT 9950 WOODLOCH FOREST DRIVE, SUITE 2800, THE WOODLANDS, TEXAS 77380), AND THIS AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN (7)-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT ANY REVOCATION BY ME. IF I REVOKE THIS AGREEMENT, IT SHALL BE NULL AND VOID, AND I WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS UNDER THE SEPARATION AGREEMENT. ANY MODIFICATION OF THIS AGREEMENT, WHETHER MATERIAL OR IMMATERIAL, WILL NOT RESTART THE CONSIDERATION PERIOD SET FORTH ABOVE.
10.    I FURTHER ACKNOWLEDGE THAT I: (i) AM NOT RELYING UPON ANY STATEMENTS, UNDERSTANDINGS, REPRESENTATIONS, EXPECTATIONS, OR AGREEMENTS OTHER THAN THOSE EXPRESSLY SET FORTH IN THE SEPARATION AGREEMENT AND THIS AGREEMENT; (ii) HAVE MADE MY OWN INVESTIGATION OF THE FACTS AND AM RELYING SOLELY UPON MY OWN KNOWLEDGE; AND (iii) KNOWINGLY WAIVE ANY CLAIM THAT THIS AGREEMENT WAS INDUCED BY ANY MISREPRESENTATION OR NONDISCLOSURE AND ANY RIGHT TO RESCIND OR AVOID THIS AGREEMENT BASED UPON PRESENTLY EXISTING FACTS, KNOWN OR UNKNOWN. THE PARTIES STIPULATE THAT THE COMPANY, IN ENTERING INTO THIS AGREEMENT, IS RELYING ON THESE REPRESENTATIONS AND WARRANTIES, ALL OF WHICH SURVIVE THE EXECUTION OF THIS AGREEMENT.
11.    This Agreement is made and is effective as of the date first written below.
12.    This Agreement becomes null and void and has no further force or effect if the Company does not receive the executed Agreement on or after [Separation Date], but not later than 5:00 p.m. CT on [Date].
IN WITNESS WHEREOF, I have placed my signature this ____ day of _________, 202__.

EMPLOYEE: